Exhibit 10.21

Date:

January 31, 2007

CMS # 5344

THE CAT FANCIERS’ ASSOCIATION

Merchandise License Agreement

THIS MERCHANDISE LICENSE AGREEMENT (“Agreement”) dated as of January 31, 2007 by and between The Cat Fanciers Association, Inc. (hereinafter referred to as “CFA” or "Licensor"), P.O. Box 1005 Manasquan, NJ and Eternal Image, Inc., 28800 Orchard Lake Road, Suite 130, Farmington Hills, MI 48334 (hereinafter referred to as "Licensee").

THIS WILL CONFIRM OUR AGREEMENT AS FOLLOWS:

1.

GRANT OF LICENSE:  Subject to the terms and conditions of this Agreement, Licensor grants to Licensee for the Term (defined herein), the license to use the trademarks, copyrights, characters, designs, and likenesses described in Schedule A (collectively called the "Property"), solely in connection with the manufacture, distribution, promotion, advertisement and sale of the article(s) described in Schedule B (herein called the "Licensed Products"). This license does not constitute and may not be used so as to imply the endorsement of the Licensed Products by Licensor.  The license granted herein is non-exclusive; nothing herein shall be construed so as to prevent Licensor from either granting any other licenses for the Property (including without limitation, licenses for the same or similar products to the Licensed Products) or from itself using the Property in any matter whatsoever.

2.

TERRITORY:  Licensee shall be entitled to use the license granted hereunder only in the territory described in Schedule C (called the "Territory").

3.

LICENSE PERIOD:  The license granted hereunder shall be effective and terminate as of the dates specified in Schedule D (the "Term"), unless sooner terminated or renewed in accordance with the terms and conditions hereof.

4.

PAYMENT:

(a)

Royalty Rate. Licensee shall pay to Licensor a royalty equal to the sum of the percentages set forth in Schedule E on all Net Sales (as defined below) by Licensee of the Licensed Products.  The term "Net Sales" shall mean the gross amount of sales of Licensed Products at the invoiced selling price, net:

(i) normal and reasonable cash and quantity discounts; and

(ii) actual returns for credit not to exceed two percent (2%) of sales in any quarterly reporting period.

No deduction shall be made by Licensee for uncollectible accounts or for costs incurred in manufacturing, selling, distributing, advertising (including cooperative allowances).

(b)

Minimum Royalties.

(i) During the Term, Licensee shall pay to Licensor a minimum royalty consisting of an advance payment to be applied against a minimum guarantee for the Term. The amounts of the advance and minimum guarantee and the payment dates for such amounts are specified in Schedule F. No part of any such minimum royalty for the Term shall in any event be repayable to Licensee. Any royalty payments received by Licensor which exceed the Term's minimum royalty shall not be credited toward the next succeeding term's minimum royalty.

(ii) The royalties due from Licensee to Licensor pursuant to Paragraph 4 (a) with respect to sales made of Licensed Products during the Term shall be applied first against any advance payment made to Licensor for the Term.  After such advance payment has been recouped for the Term, all royalties due with respect to sales made of Licensed Products during the Term that are in excess of the advance payment made to Licensor for the Term shall be paid by Licensee to Licensor in accordance with this Paragraph 4.  If as of the date a minimum guarantee installment payment is due, the total of the advance payment and royalty payments made to Licensor with respect to sales made of the Licensed Products prior to the due date during the Term for such installment payment  is less than the total minimum guarantee owed as of such installment due date. Licensee shall, for avoidance of doubt, also pay to Licensor on the expiration of the Term the difference between the minimum guarantee less all prior advance payments and royalty payments made by Licensee to Licensor with respect to the Term.  Licensee shall also pay to Licensor when due any royalty payments due with respect to sales of Licensed Products made during the last quarter of the Term and the sell off period to the extent that such royalty payments exceed the difference between the minimum guarantee for the Term less all prior advance payments and royalty payments made by Licensee to Licensor with respect to the Term.

(iii) During any renewal term (“Renewal Term”), Licensee shall also pay Licensor a minimum royalty consisting of an advance payment to be applied against a minimum guarantee for the Renewal Term. The amounts of the Renewal Term advance and minimum guarantee and the payment dates for such amounts are specified in Schedule F.  No part of any such minimum guarantee for the Renewal Term shall in any event be repayable to Licensee.  Any royalty payments received by Licensor which exceed the Renewal Term’s minimum royalty shall not be credited toward the prior term or the next succeeding, if any, Renewal Term’s minimum royalty.

(iv) The royalties due from Licensee to Licensor pursuant to Paragraph 4 (a) for sales made of Licensed Products during the Renewal Term shall be applied first against any advance payment made to Licensor for the Renewal Term.  After such advance payment has been recouped for the Renewal Term, all royalties due with respect to sales made of Licensed Products during the Renewal Term that are in excess of the advance payment made to Licensor for the Renewal Term shall be paid by Licensee to Licensor in accordance with this Paragraph 4.  If as of the date during the Renewal Term a minimum guarantee installment payment is due, the total of the advance payment and royalty payments made to Licensor with respect to sales made of the Licensed Products prior to the due date for such installment payment during the Renewal Term is less than the total minimum guarantee owed as of such installment due date for the Renewal Term, Licensee shall pay to Licensor on such installment due date the difference between the total minimum guarantee owed as of such installment due date less all prior advance payments and royalty payments made by Licensee to Licensor with respect to the Renewal Term prior to such installment due date.  Licensee shall also pay to Licensor when due any royalty payments due with respect to sales of Licensed Products made during the last quarter of the Renewal Term and the sell off period to the extent that such royalty payments exceed the difference between the minimum guarantee for the Renewal Term less all prior advance payments and royalty payments made by Licensee to Licensor with respect to the Renewal Term.

(c)

Periodic Statements. Within twenty (20) days after the end of the calendar quarter in which the initial shipment of Licensed Products is made, and thereafter within twenty (20) days after the end of each calendar quarter, Licensee shall furnish to Licensor (in a form to be supplied by Licensor, or in the absence thereof, in a form acceptable to Licensor) complete and accurate statements certified to be accurate by Licensee showing the number, description, gross sales price, itemized deductions from gross sales price, and the Net Sales of each Licensed Product sold by Licensee and any returns made during the period, together with a computation of the royalties due. Licensee shall provide such statements to Licensor whether or not any of the Licensed Products have been sold during said period. All information shall be shown separately for each country within the Territory. Licensee agrees that royalty reports will indicate clearly (by name or character or similar description) the Licensed Products sold and will be given in sufficient detail to enable Licensor to separate royalties by Licensed Products. It is understood that timely rendering of all statements required hereunder is essential under the terms of this Agreement.

(d)

Royalty Payments. Licensee shall remit the royalties due for each calendar quarter within twenty (20) days after the end of each calendar quarter, and payment shall be made with the statement rendered for that quarter. The receipt or acceptance by Licensor of any of the statements hereunder, or any royalties paid hereunder, or the cashing of any royalty check paid hereunder, shall not preclude Licensor from questioning the correctness thereof at any time. In the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified by Licensee and Licensee shall make appropriate payment to the Licensor within fifteen (15) days of such discovery.

(e)

Records and Audits. At its principal place of business, Licensee shall keep and maintain accurate records of the transactions underlying the statements to be furnished hereunder.  Licensee shall allow representatives of Licensor during office hours, upon reasonable notice and at reasonable intervals (not to exceed two times per calendar year), to audit and make copies of such records for the purpose of ascertaining the correctness of such statements. If any such audit shall disclose any deficiency of five percent (5%) or more, Licensee shall pay, in addition to such deficiency, the actual and reasonable cost of such audit. Upon demand of Licensor, not to exceed two times per calendar year, Licensee shall at its own expense furnish to Licensor a detailed statement signed and verified by Licensee's chief financial officer showing the number, description, gross sales price, itemized deductions from gross sales price and Net Sales of the Licensed Products covered by this Agreement distributed and/or sold by Licensee (and any of its affiliated, associated, or subsidiary companies) up to the date of Licensor's demand. All books of account and records shall be kept available for at least three (3) years after the termination or expiration of this Agreement.

(f)

Payments. Until otherwise instructed in writing by Licensor, all payments of royalties hereunder including advance payments and minimum guarantees, shall be made in the currency set forth in Schedule I to the order of "Agent", as defined in Schedule J, or to any other party designated by Licensor in writing. In the event Licensee fails to make any payment due hereunder in a timely manner, any such late payment shall bear interest at the rate of the twelve (12%) per annum calculated from the date such payment was due until the date such payment is received by Licensor or by any other party designated by Licensor in writing.

5.

LICENSED PRODUCTS, QUALITY AND APPROVALS:

In order to ensure that the Licensed Products are consistent with the values, mission and purposes of Licensor and consistent with the protection of the good will in the Property, Licensee agrees as follows:

(a)

General Quality.   Licensee agrees that the Licensed Products shall:

(i)  be of high standard and of such style, appearance and quality so as to protect and enhance the Property and the good will pertaining thereto;

(ii)  meet Licensor's quality standards and specifications; and

(iii)  be manufactured, sold, distributed, advertised, and promoted in accordance with all applicable U.S. and foreign federal, state and local laws, regulations, and ordinances.

(b)

Preapproval of Licensed Products & Related Materials.  Before distributing, selling, advertising, or promoting each of the Licensed Products, Licensee shall deliver to  Licensor, for each of the Licensed Products, free of cost, for Licensor’s written approval, the following in the order listed:

(i) sketches;

(ii) finished artwork and final proofs;

(iii) pre-production samples or strike-offs;

(iv) the number of post-production samples of each Licensed Product as set forth in Schedule K; and

 (v) all other finished cartons, labels, containers, packing and wrapping material, and similar materials upon which the Property appears (collectively the "Related Materials").  For purposes of this Agreement, Licensor’s approval shall include the approval of any other parties who may have contractual rights in the Licensed Products and the Related Materials.  At the time of initial shipment of each of the Licensed Products, Licensee shall deliver to Licensor fifteen (15) samples of each such Licensed Product.

(c)

Packaging/Components. Licensor shall have the right to approve how each of the Licensed Products is packaged, and shall have the right to approve which Licensed Products and other products may be packaged together.

(d)

Additional Samples. In addition to the samples provided to Licensor pursuant to Paragraph 5(b), Licensor may request, from time to time, up to twelve (12) samples per year, individual random samples of each Licensed Product and the Related Materials.

(e)

Notices.  Licensee shall cause to appear on or within each Licensed Product and all Related Materials the notice set forth in Schedule G, or other notice specified by Licensor.

(f)

Advertising, Promotional and Display Materials.  Before finalizing, using or distributing any advertising, promotional, display or other similar materials bearing the Property, Licensee shall deliver same to Licensor for its prior written approval.

(g)

Approvals. All items requiring approval pursuant to this Paragraph 5 shall be delivered to Licensor.  Licensor shall use reasonable commercial efforts to approve or disapprove all items submitted within ten (10) business days of the receipt of such items by Licensor.  Each item submitted by Licensee shall be deemed disapproved by Licensor if Licensee has not received the written approval of Licensor of the item in question within twenty (20) days after its receipt by Licensor.

6.

ARTWORK AND OWNERSHIP OF PROPERTY:

(a)

Artwork.  Licensor shall provide to Licensee, free of charge, one set of digital artwork supplied on CD-ROM (depicting some, but not necessarily all, of the Property) that Licensor generally makes available to its merchandise licensees.  All artwork and related material on said CD-Rom as well as any original artwork and designs created by Licensee or under Licensee’s authority and involving the Property, (notwithstanding their invention, creation, or use by Licensee), shall be and remain the property of Licensor; and Licensor shall be entitled to use the same and to license the use of same by others without restriction. Licensee agrees that any such artwork and Related Materials shall be considered “work made for hire” as that term is defined in The Copyright Act of 1976, as a work created as a contribution to a collective work, a supplementary work, a compilation, or otherwise; provided, however, that if and to the extent any such artwork and Related Materials shall not be considered “work for hire”, Licensee hereby assigns any and all of its right, title, and interest in such artwork and related materials to Licensor and shall take all steps reasonably necessary to assist Licensor to effectuate such assignment.

(b)

Ownership of Property.

(i)  Licensee recognizes all of Licensor's rights and interests in and to the Property, and that all use of the Property licensed hereunder inures to the benefit of Licensor or its grantor(s).  Licensee shall not take any action which may harm or adversely affect Licensor’s rights or goodwill in the Property, including without limitation using or registering a name or mark which is identical to or confusingly similar to any name or mark included in the Property, and, further, Licensee shall not during the Term or at any time after expiration or termination of this Agreement, challenge the validity of Licensor’s ownership of the Property.

(ii)  No right, title, or interest, in and to the property except the license interest granted by Paragraph 1 hereof, is transferred by this Agreement.   Licensee hereby assigns, transfers and conveys to Licensor or its grantor(s) all trademarks, service marks, trade dress, copyrights, equities, good will, titles or other rights in and to the Property which may have been obtained by Licensee or which may have vested in Licensee as a result of its activities under this Agreement, and Licensee will, at Licensor's expense in connection with the preparation thereof, execute any instruments reasonably requested by Licensor to confirm the foregoing, including the documents referenced in Paragraph 9 of this Agreement. No consideration other than the mutual covenants and consideration of this Agreement shall be necessary for any such assignment, transfer or conveyance.

(iii) Licensor shall acquire no right, title or interest in or to any trademarks, service marks, trade dress and/or copyrights owned by Licensee and used by Licensee in connection with the Property (“Licensee IP”), which rights to such Licensee IP shall be and remain those of Licensee.

7.

EXPLOITATION BY LICENSEE:

As a result of entering into this Agreement with Licensee, Licensor may be foregoing other opportunities and, accordingly:

(a)

  Channels of Distribution.

 (i) Licensee shall diligently and continuously manufacture, sell, distribute, advertise, and promote the Licensed Products during the Term, and shall make and maintain adequate arrangements for the distribution of the Licensed Products solely to the Channels of Distribution set forth in Schedule M.  Licensee shall offer the Licensed Products for sale in substantial quantities by the marketing date specified in Schedule H, with delivery within a reasonable time thereafter, including at least one of the Licensed Products in each of the categories listed in Schedule B.

(ii) If, at any time thereafter, Licensee for a period of three (3) consecutive months has failed to sell any of the Licensed Products (or any class or category of the Licensed Products) covered hereunder to any of the Channels of Distribution set forth in Schedule M, Licensor, in addition to all other remedies available to it hereunder, may terminate this license with respect to such Licensed Products or class or category thereof which have not been sold during such period by giving written notice of termination to such effect to Licensee.  Such written notice of termination shall become effective thirty (30) days thereafter with respect to any Licensed Products (or any class of category of the Licensed Products) that has not been sold within said thirty (30) day cure period.

(b)

Sale/Distribution.  With regard to the sale and distribution of the Licensed Products covered by this Agreement, Licensee agrees as follows:

(i) Licensee shall sell and distribute the Licensed Products outright and not on an approval, consignment, or guaranteed sale or return basis;

(ii) except with the prior written consent of Licensor, Licensee shall not directly or indirectly sell or distribute the Licensed Products for Promotional Purposes (defined below).

(iii) except with the prior written consent of Licensor, Licensee will not use, or knowingly permit the use of, the Licensed Product as a Premium (defined herein).  The term "Premium" includes, but is not limited to, free or self-liquidating items offered to the public in conjunction with the sale or promotion of a product or service, including traffic building or continuity visits by the consumer/customer, or any similar scheme or device, the prime intent of which is to use the Licensed Product(s) in such a way as to promote, publicize and/or sell the products, services, or business image of the third party company or manufacturer.  "Premium" also includes distribution of the Licensed Products for retail sale through distribution channels offering earned discounts or "bonus" points based upon the extent of usage of the offeror's product or service; and

(iv) in the event that any sale is made at a special price to any of Licensee's subsidiaries or to any other person, firm or corporation related in any manner to Licensee, or its officers, directors, or major stockholders, there shall be a royalty paid on such sales based upon the price generally charged the trade by Licensee.

Licensor specifically reserves the sole and exclusive right unto itself to use, manufacture, sell, and/or directly or indirectly distribute, or license third parties to use, manufacture, sell, and/or distribute, products similar to or the same as the Licensed Products, which may use all, some, or none of the Property, for Promotional Purposes.  “Promotional Purposes” shall be defined to include any of the following, regardless of whether the product(s) is given away free or a fee is charged to the end consumer: promotions including on-pack promotions, in-pack promotions, instant win games, tours or exhibitions; and any other premium or promotion; any giveaway; any sweepstakes or contest; any mail order; any movie, video, or show, or record-related promotion, premium, or publicity; or any other similar type of publicity.  Licensee specifically acknowledges that Licensor may exercise its rights contained in this concurrently with the rights exercised to Licensee under this Agreement;

(c)

Distributors.  Licensee shall advise all of its distributors of the Channels of Distribution set forth above.  Licensee shall be liable for any sale by such distributors or, of Licensed Products outside of the Channels of Distribution set forth in Schedule M.

(d)

Suggested Retail Price.  Licensee agrees to keep Licensor, at Licensor's request, advised of the wholesale and suggested retail prices at which Licensee sells the Licensed Products covered hereunder.

(e)

Sales to Licensor.  Licensee agrees to sell to Licensor such reasonable quantities of the Licensed Products as Licensor shall request at a rate at least as low and on as good terms as Licensee sells similar quantities of the Licensed Products to the general trade.

8.

LICENSOR'S LIMITED WARRANTY:

(a)

Limited Warranty.    Licensor represents and warrants that (i) Licensor controls all such rights and interest in the Property as are required to permit Licensor to enter into this Agreement and grant the rights herein granted (ii) and the Property does not infringe upon the copyrights, trademarks or other intellectual property rights of any third party.

(b)

Licensor Indemnity.   Licensor shall indemnify Licensee and shall defend Licensee against, and hold Licensee harmless from, all claims, liabilities, suits, losses, damages, and expenses (including reasonable attorneys' fees) brought by a third party against Licensee arising out of or relating to any breach or alleged breach by Licensor of any of its duties, obligations, representations and warranties set forth herein.

(c)

LIMITATION ON WARRANTY. ASIDE FROM THE WARRANTIES NOTED ABOVE, LICENSOR DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PROPERTY. EXCEPT FOR ANY LIABILITY OF LICENSOR PURSUANT TO PARAGRAPH 8(b), IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY MATTER WHATSOEVER RELATING TO (1) THE USE BY LICENSEE OF THE PROPERTY, OR (2) THE MANUFACTURING, MARKETING, ADVERTISING, DISTRIBUTION, SALE AND/OR PROVISION BY LICENSEE OF ANY PRODUCTS AND/OR SERVICES UNDER OR IN CONNECTION WITH THE PROPERTY.  NOTWITHSTANDING ANYTHING HEREIN OR IN ANY OTHER AGREEMENT BETWEEN THE PARTIES, REGARDLESS OF THE TYPE OF CLAIM, LICENSOR SHALL NOT BE LIABLE TO LICENSEE FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, EVEN IF INFORMED THAT THEY MAY OCCUR.

9.

PROTECTION OF LICENSOR'S RIGHTS:

(a)

Infringements by Third Parties.    Licensee shall promptly notify Licensor in writing of any infringements, improper usage or imitations of the Property on Licensed Products similar to those covered by this Agreement which may come to Licensee's attention.  Licensor shall have the sole right to commence and/or defend a legal action or negotiate a settlement relating to any alleged infringement of the Property. Licensee shall not institute any suit or take any actions on account of any such infringements, improper usages or imitations without first obtaining the written consent of the Licensor.  Licensee shall use its best efforts to give Licensor all reasonable assistance and cooperation in any such legal action including, but without limitation, executing reasonably necessary documents and giving reasonably necessary testimony to permit Licensor, in its own name and/or on behalf of Licensee or jointly, to commence or defend the legal action. If Licensor wishes to commence litigation in the name of Licensee or name Licensee as a party to such suit, Licensor shall obtain Licensee’s prior written approval, such approval not to be unreasonably withheld. Any reasonable out of pocket costs incurred by Licensee in rendering such assistance requested by Licensor shall be paid for or reimbursed by Licensor. Licensor shall be entitled to any recovery or damages collected as a result of such legal action or negotiated settlement.  No settlement by Licensor shall impose a monetary liability on Licensee without Licensee’s consent to such settlement.

(b)

Alleged Infringements by Licensor.   With respect to any claim or suit that Licensor is not possessed of such right, title, and interest in the Property as to be entitled to grant this license to Licensee, Licensor shall have the option to undertake and conduct the defense of any suit so brought and no settlement of any such claim or suit shall be made without the prior written consent of Licensor.  Licensee agrees to cooperate fully with Licensor in any such action. Any reasonable out of pocket costs incurred by Licensee in rendering such assistance requested by Licensor shall be paid for or reimbursed by Licensor.

(c)

Copyright Documents.   At Licensor's sole cost and expense, Licensee agrees to assist Licensor with protecting Licensor's Property, including without limitation, executing the form of Copyright Assignment attached hereto as Exhibit B, which form shall be signed by Licensee simultaneously with Licensee’s execution of this Agreement.

10.

LICENSEE WARRANTY AND INDEMNITY:

(a)

Licensee Warranty.      Licensee expressly warrants that it is authorized to enter into this Agreement.  Licensee further represents and warrants that Licensee and its affiliates, shall assume full responsibility for all acts, omissions and misrepresentations by Licensee, its affiliates, agents, employees and third party manufacturers arising out of or relating to:

(i) any and all uses of the Property, (subject to any Licensor liability pursuant to Paragraph 8(b) above); and

(ii) the manufacture, distribution, sale and advertisement of the Licensed Products.

(b)

Licensee Indemnity.   Licensee shall indemnify Licensor and shall defend Licensor against, and hold Licensor harmless from, all claims, liabilities, suits, losses, damages, and expenses (including reasonable attorneys' fees) brought by a third party against Licensor arising out of or relating to any breach or alleged breach by Licensee of any of its duties, obligations, representations and warranties set forth herein, including, without limitation, claims based on:

(i) any alleged or actual unauthorized use of any intellectual property right (including, but without limitation, any copyright, patent, trademark, or other intellectual property right) by Licensee in connection with the Licensed Products (except for claims that the Property infringes any copyright, patent, or trademark); or

(ii) any alleged or actual defect in the Licensed Products (including, but without limitation, any claim of product liability);

(iii) any alleged or actual act or omission by Licensee or Licensee's agents, third party manufacturers or employees (whether wrongful, negligent, or otherwise) in connection with the Licensed Products or this Agreement: or

(iv) Licensee’s or any third party’s design, manufacture, distribution, shipment, advertising, promotion or sale of the Licensed Products or the packaging material.

(c)

Defense.   Upon notice from Licensor, Licensee shall undertake the defense of any such claim or suit.  In such event, Licensor shall have the right

(i) to approve the attorney selected by Licensee, such approval not to be unreasonably withheld;

(ii) to be kept informed at all times about such claim or suit; and

(iii) to approve any settlement offer or agreement (other than one solely for money damages where Licensee pays the full amount of such settlement), such approval not to be unreasonably withheld.

Notwithstanding the above, Licensor shall have the right to defend any such action with attorneys of its own selection.

As used in this paragraph 10 only, "Licensor" shall also include the grantor(s), officers, directors, employees and agents (including 4Kids Entertainment Licensing, Inc. and affiliates) of Licensor and its affiliates and the officers, directors and employees of any other indemnitees.  This indemnity shall survive the termination or expiration of this Agreement.

11.

INSURANCE:

(a)

Type of Insurance/Amount.  During the Term and any Renewal Term, Licensee shall obtain and maintain, at its own expense, comprehensive general liability insurance (including products' liability insurance) and advertisers liability, from an insurance company acceptable to Licensor, providing adequate protection for Licensee against any claims, liabilities, suits, losses, damages and expenses arising out of or relating to the circumstances set forth in Paragraphs 10 and 20(c), in the minimum annual amount of U.S. One Million and no/100 Dollars (U.S. $1,000,000) per occurrence with no deductible and in the annual aggregate amount of U.S. Two Million and no/100 Dollars (U.S. $2,000,000), with no deductible. Such insurance shall remain in full force during the Term, any Renewal Term, and for a period of three (3) years thereafter.

(b)  Certificate/Additional Insured.  Simultaneously with the execution of this Agreement by Licensee, and thereafter as requested by Licensor, Licensee shall provide Licensor and Agent with a certificate of insurance (the original or a translation of which must be provided in English) evidencing such insurance.  Licensor and Agent shall be named as additional insureds on such insurance coverage.  Such certificate shall provide for ten (10) days notice to Licensor from the insurer by certified or registered mail, return receipt requested, of any modification, cancellation or termination.

12.

LIMITATION OF LIABILITY: IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT) WHETHER OR NOT LICENSOR WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS, HOWEVER CAUSED, WHETHER FOR BREACH OR REPUDIATION OF CONTRACT, BREACH OF WARRANTY OR NEGLIGENCE.  ANY LIABILITY OF LICENSOR FOR ANY AND ALL CAUSES OF ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS GRANTED HEREIN SHALL BE LIMITED TO THE AMOUNT OF ROYALTIES PAID BY LICENSEE TO LICENSOR HEREUNDER.

13.

DEFAULT AND TERMINATION:

(a)

Bankruptcy.   This Agreement may be terminated by Licensor, in its sole discretion to the fullest extent permitted by law at the time of the occurrence, if:

(i) a petition in bankruptcy is filed by or against Licensee, or if Licensee becomes insolvent, or makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law; or

(ii) Licensee discontinues its business or if a receiver is appointed for it or its business.

(b)

Licensee Infringement.   This Agreement may be terminated by Licensor, in its sole discretion, if Licensee becomes subject to or otherwise involved in any claim or lawsuit of the kind set forth in Paragraph 10 herein, which in the sole judgment of Licensor materially interferes with Licensee’s ability to perform its duties and obligations hereunder or harms the reputation of Licensor or the Property.

(c)

Unapproved Merchandise/ Unapproved Distribution.   In the event that Licensee ships or sells any Licensed Product that has not been fully approved in writing by Licensor (including written approval of Licensor for the Related Materials) or in the event that Licensee sells, or any distributor of Licensee sells, Licensed Products outside of the Channels of Distribution set forth on Schedule M, Licensor shall have the right to terminate this Agreement immediately by delivering a written notice to Licensee.  In addition to Licensor’s rights and remedies at law or in equity or pursuant to this Agreement which rights and remedies shall be deemed to be cumulative and in addition to the rights and remedies set forth herein, Licensee agrees to pay Licensor as liquidated damages and not as penalty a royalty of twenty five (25%) of Net Sales of all such unapproved Licensed Products that have been sold or on any Licensed Products sold outside the Channels of Distribution set forth on Schedule M.  Licensee further agrees to pay Licensor for the cost of an audit to determine the quantity of unapproved Licensed Products sold by Licensee or Licensed Products sold outside the Channels of Distribution set forth on Schedule M.  Licensee shall also immediately cease and desist from selling such unapproved Licensed Products and shall recall all such unapproved Licensed Products from wholesalers and retailers.  Licensee shall also immediately recall any Licensed Products sold in any unauthorized

Channels of Distribution from such unauthorized distributors or retailers.

(d)

Assignment Without Consent.   This Agreement may be terminated by Licensor in its sole discretion, immediately upon written notice if Licensee voluntarily or involuntarily breaches Paragraph 20 of this Agreement.

(e)

Failure to Distribute. Licensor shall have the right to terminate this Agreement as provided in and in accordance with Paragraph 7 in the event Licensee fails to distribute the Licensed Products as required by Paragraph 7.

(f)

This Agreement may be terminated by Licensor in its sole discretion, in the event Licensee becomes subject to a voluntary or involuntary order or notice of any governmental agency involving the recall of any Licensed Product or packaging material because of safety, health or other hazards of risk to the public.

(g)

Other Breach.   In addition to the other events of default and termination set forth above in this Paragraph 13, this Agreement may be terminated by Licensor if Licensee breaches any other covenant or fails to perform any of its other obligations under the terms of this Agreement and  Licensee fails to remedy such breach within thirty (30) days of Licensee’s receipt  of Licensor’s written notice of breach; provided however, that with regard to any failure or breach relating to Licensee’s obligations with respect to copyright, trademark or service mark notices, monetary payments or royalty statements, Licensee’s cure period shall be fifteen (15) days from Licensee’s receipt of Licensor’s written notice of breach.

14.

EFFECT OF TERMINATION:

(a)

Termination of Right to Sell.   In the event this license is terminated as provided above in Paragraph 13, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, exploit, or in any way deal with or in any Licensed Products or any Related Material.  Termination of the license under the provisions of this Agreement shall be without prejudice to any rights which Licensor may otherwise have against Licensee.

(b)

 Royalties and Minimum Guarantee Due on Termination.   Upon termination of this license, all royalties on sales theretofore made shall become immediately due and payable; no advances against royalties shall be repayable; and the balance of any minimum royalty shall be immediately due and payable.

(c)

Reversion of Rights.  Upon or  after the expiration or termination of this license, all rights granted to Licensee hereunder shall forthwith revert to Licensor, and Licensee shall refrain from further use of the Property or any further reference to it, direct or indirect, or anything deemed by Licensor to be similar to the Property in connection with the manufacture, sale, distribution, or promotion of Licensee's products, except as provided in Paragraph 16 and Licensee shall deliver to Licensor all Related Materials and advertising or promotional materials related to the Property.

15.

FINAL STATEMENT UPON TERMINATION OR EXPIRATION:  Sixty (60) days before the expiration of this Agreement and, in the event of its termination, ten (10) days after receipt of notice of termination or the happening of the event which terminates this Agreement where no such notice is required, a statement showing the number and description of Licensed Products covered by this Agreement on hand or in process shall be furnished by Licensee to Licensor.  Licensor shall have the right to take a physical inventory to ascertain or verify such inventory and statement, and refusal by Licensee to submit to such physical inventory by Licensor shall forfeit Licensee's right to dispose of such inventory, Licensor retaining all other legal and equitable rights Licensor may have in the circumstances.

16.

DISPOSAL OF STOCK UPON TERMINATION OR EXPIRATION:

(a)

Sell-Off.   After termination or expiration of this Agreement, (unless such termination by Licensor is due to a default or material breach of this Agreement by Licensee), Licensee may dispose of approved Licensed Products covered by this Agreement which are on hand or in process at the time notice of termination is received or upon the expiration date,(it being agreed that Licensee may not produce quantities of additional Licensed Products during the last three (3) calendar quarters that are in excess of the then current demand for such Licensed Products) for the sell-off period set forth in Schedule L on a non-exclusive basis, provided Licensee is not in breach or otherwise in default under this Agreement.  All applicable royalties shall be paid on Licensed Products sold during the sell-off period within twenty (20) days following the expiration of the sell-off period. If this Agreement is terminated by Licensor due to a default or material breach by Licensee, Licensee shall not have any right to sell-off any Licensed Products.

(b)

Faulty Copyright or Trademark Notices.   Notwithstanding anything to the contrary herein, if Licensor terminates this Agreement due to the failure of Licensee to comply with Paragraph 5 Licensee shall not manufacture, sell, or dispose of any Licensed Products covered by this license after its expiration or its termination.

(c)

Inventory.   Licensor may, at its sole discretion, purchase any or all of Licensee’s remaining inventory during or after the sell-off period at a price equal to the cost of manufacture.

17.

LICENSOR'S REMEDIES:  Licensee acknowledges that its failure (except as otherwise provided herein) to cease the manufacture, sale, distribution, advertising, or promotion of the Licensed Products covered by this Agreement or any class or category thereof at the termination or expiration of this Agreement or any portion thereof may result in immediate and irreparable damage to Licensor and to the rights of any subsequent licensee.  Licensee acknowledges and admits that there is no adequate remedy at law for such failure to cease manufacture, sale, distribution, advertising, or promotion, and Licensee agrees that in the event of such failure, Licensor shall be entitled to equitable relief by way of temporary and permanent injunctions and such other and further relief as any court of competent jurisdiction may deem just and proper.

18.

NOTICES:  All notices and statements required under this Agreement shall be in writing addressed to the parties at the addresses above, unless notification of a change of address is given in writing.  All notices shall be sent by:

 (i) registered mail, return receipt requested;

 (ii) overnight courier (e.g. Express Mail, Federal Express); or

 (iii) telefax or e-mail with a follow up copy by regular mail.

All statements of account may be sent by regular mail.  The date of mailing shall be deemed the date the notice or statement is received by a party.

19.

RELATIONSHIP BETWEEN THE PARTIES:  Neither party shall represent itself as the agent or legal representative of the other party for any purpose whatsoever, and neither party shall have the right to create or assume any obligation of any kind, express or implied, for or on behalf of the other party in any way whatsoever.  This Agreement shall not create or be deemed to create any agency, partnership, or joint venture between the parties.

20.

NO ASSIGNMENT OR SUBLICENSE:

(a)

No Assignment.   This Agreement is personal to Licensee and may not be sold, assigned, delegated, sublicensed or otherwise transferred or encumbered, in whole or in part, including without limitation, by operation of law, without the prior written consent of Licensor, which consent may be withheld by Licensor in its sole discretion.  For purposes of determining whether an assignment of this Agreement by Licensee (but not by Licensor) has occurred under this Paragraph 20, a merger of Licensee into another business entity or a merger of another business entity into Licensee; the sale or transfer of more than fifty percent (50%) of the stock of Licensee or substantially all of Licensee’s assets, shall be deemed an assignment requiring notice to, and the prior written consent of, Licensor, which consent may be withheld by Licensor in its sole discretion.  Any attempted sale, assignment, delegation, sublicense or other transfer in violation of the preceding sentences shall be deemed null and void, and of no effect, and in such event, notwithstanding anything in this Agreement to the contrary, Licensor shall have the immediate, unqualified right to terminate this Agreement in addition to all other rights and remedies it may obtain due to Licensee’s breach.

(b)

Licensor Assignment.   This Agreement may be assigned by Licensor upon written notice to Licensee but without any consent, provided, however, that any such assignment shall not release the Licensor from its obligations to the Licensee under this Agreement.

 (c)

Third Party Manufacturer.   Nothing herein shall be deemed to prevent Licensee from causing the Licensed Products to be manufactured by third parties subject to and in accordance with the terms and conditions of this Agreement on condition that Licensee shall indemnify Licensor against any loss or damage arising as a result of any breach by any third party manufacturer of Licensee’s obligations under the Agreement or otherwise arising out of acts, omissions or misrepresentations by any third party manufacturer in derogation of Licensor’s rights in and to the Property.  If any  manufacturing of the Licensed Products shall be conducted outside the Territory, in addition to any other obligations under this Agreement, Licensee shall advise Licensor in advance of the name, address and manufacturing location and any third party contractors shall sign the “Manufacturer’s Agreement” set forth in Exhibit A annexed hereto.

(d)

Successors and Assigns.    Subject to the restrictions against assignment provided above, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

21.

FORCE MAJEURE:  The inability of Licensee to commence or complete its obligations hereunder by the dates herein required resulting from delays caused by strikes, picketing, insurrection, acts of God, war, emergencies, shortages, or unavailability of materials, limitations imposed by exchange control regulations or foreign investments regulations, or other causes beyond Licensee's reasonable control, except Licensee’s obligation to remit royalty payments, shall excuse performance during the continuation thereof and extend the period for the performance of the obligations for the period equal to the period(s) of any such delay(s).  Notwithstanding the foregoing, in the event performance by Licensee is suspended for three (3) consecutive months in accordance with this Paragraph 21, then Licensor may, by written notice to Licensee, elect to terminate this Agreement without any liability for either Licensor or Licensee.

22.

ENTIRE AGREEMENT:  This Agreement is intended by the parties as a final and complete expression of their agreement with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements and understandings relating to it.

23.

MODIFICATION AND WAIVER:  This Agreement may not be modified and none of its terms may be waived, except in writing signed by both parties.  The failure of either party to enforce, or the delay by either party in enforcing, any of its rights shall not be deemed a continuing waiver or a modification of this Agreement.

24.

SEPARABILITY:  If any part of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, it shall not affect the validity of the balance of this Agreement, provided, however, that if any provision of this Agreement pertaining to the payment of monies to Licensor shall be declared invalid or unenforceable, Licensor shall have the right, at its sole option, to terminate this Agreement upon giving not less than ten (10) days written notice to Licensee.

25.

GOVERNING LAW/JURISDICTION:  The parties agree that this Agreement shall be governed by the laws of the State of New York, or where applicable, the laws of the United States as interpreted by federal courts in the state of New York, as to all matters, without giving effect to the principles of conflicts of law.  Licensor and Licensee agree that any judicial proceeding brought against any of the parties to this Agreement arising from this Agreement or any matter related hereto may be brought in the State Courts situated in New York, New York, or in the United States District Court Southern District of New York, located in New York, New York.  Licensee, by execution of this Agreement, hereby accepts for itself the non-exclusive jurisdiction of the aforesaid courts.  Licensee further appoints _________________, as its agent to receive on its behalf service of process in any such proceeding covered by Paragraph 25.  The foregoing consent to jurisdiction and appointment of agent for service of process shall not constitute a general consent to service of process in the State of New York for any purpose except as provided in this Paragraph 25 and shall not be deemed to confer rights on any person other than the parties to this Agreement.

26.

COMPLIANCE WITH LAWS: Each party agrees that it will at all times comply with all applicable laws and regulations.  Without limiting the generality of the foregoing, neither party will export, re-export, transfer or make available, directly or indirectly, any regulated items or information to:

 (a)

anyone outside of the United States in violation of any export laws and regulations of the United States or

 (b)

otherwise in violation of any laws and regulations of any country or organizations of nations within whose jurisdiction either party may operate or do business.  Licensee shall seek and obtain at its sole expense any necessary regulatory consents and approvals with respect to the manufacture or sale of the Licensed Products from any country or organizations of nations outside of the United States within whose jurisdiction Licensee may operate or do business.

27.

COUNTERPARTS: Counterpart copies of this Agreement may be executed for the convenience of the parties, and each counterpart shall de deemed to be an original instrument.

28.

PARAGRAPH HEADINGS:  The headings of the Paragraphs are for convenience only and in no way limit or affect the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

THE CAT FANCIERS’ ASSOCIATION

Merchandise License Agreement

SCHEDULE PAGE

Schedules Annexed to the License Agreement dated as of January 31, 2007, between The Cat Fanciers’ Association ("Licensor") and Eternal Image, Inc. ("Licensee").

Schedule A:

The Property:  The characters, artwork, trademarks, logos, designs and visual representations associated with THE CAT FANCIERS’ ASSOCIATION.

Schedule B:

Licensed Products:   Nonexclusive license for funerary line of CFA branded urns.

Schedule C:

Territory:  US, its territories and possessions; and Canada

Schedule D:

Term:  January 31, 2007 through December 31, 2010

Renewal Term:  N/A

Schedule E:

Royalty Rate:  8% of Net Sales

Schedule F:

Minimum Royalty during the Term:

Advance Payment (due upon signature of Deal Memo):   $5,000

Advance Payment-US:   $5,000

Advance Payment-Canada:  N/A

Minimum Guarantee:   $25,000

Minimum Guarantee-US:   $22,000(includes advance; balance to be paid as follows:  $5,000 due on or before August 1, 2007; $5,000 due on or before February 1, 2008; $7,000 due on or before August 1, 2008)

Minimum Guarantee-Canada:  $3,000  (balance to be paid as follows: $3,000 due on or before December 31, 2007)

No cross-collateralization permitted between Canada and other Territories.

U.S. and Canadian royalties must be reported separately.

Minimum Royalty during the Renewal Term:

Advance Payment (due on first day):                                     N/A

Minimum Guarantee (due by end of the Renewal Term):     N/A

No cross-collateralization permitted between Canada and other Territories.

U.S. and Canadian royalties must be reported separately.

THE CAT FANCIERS’ ASSOCIATION

Merchandise License Agreement

SCHEDULE PAGE

Schedule G:

Notice:

For Merchandising:

Licensor will advise Licensee of the correct copyright and trademark notices during the art approval stage.

Schedule H:

Marketing Date:

September 2007

Ship Date:

November 2007

Schedule I:

Currency:

US DOLLARS

Schedule J:

Agent's Name and Address:

4Kids Entertainment Licensing, Inc.

1414 Avenue of the Americas-6th Floor

New York, NY 10019

Schedule K:

Number of Samples of Each Licensed Product:      15 of each

Schedule L:

Sell-Off Period:

90 Days

Schedule M:

Channels of Distribution:

Mass Retailers  Funeral Homes

Contract #5344

EXHIBIT A

Manufacturer's Agreement

The Licensor:

Cat Fanciers’ Association

The Licensee:

Eternal Image, Inc.

Contract No.:

5344

Expiration Date:

License agreement and this Manufacturer's Agreement (unless sooner terminated or extended) will expire on:

December 31, 2010

The Licensed Products:

Funerary line of CFA branded urns.

The Property:

Cat Fanciers’ Association

Name and address

of Manufacturer:

Territory of Manufacture:

Territory of Shipment:

US, its territories and possessions; and Canada

In order to induce Licensor to consent to the manufacture of the Licensed Products by the undersigned for the Licensee by ensuring that the Licensed Products are consistent with the values, mission and purpose of Licensor and consistent with the protection of the good will in the Property, the undersigned agrees that (unless otherwise authorized by the Licensor, under a similar manufacturer's agreement for another Licensee):

1)

It will not manufacture the Licensed Products to the order of anyone but the Licensee, will invoice only the Licensee and will not ship to anyone other than the Licensee or Licensee's customers.

2)

It will not subcontract production of the Licensed Products or components which contain the Property without the prior written consent of the Licensor.

3)

It will not without the prior written consent of the Licensor manufacture merchandise utilizing any of the copyrighted material and/or trademarks owned by the Licensor other than the Licensed Products.

4)

It will permit the authorized representative of the Licensor to inspect its activities and premises, books of account and invoices relevant to the manufacture and supply of the Licensed Products.

5)

It will not publish or cause the publication of pictures of the Licensed Products in any publication or promotional material, nor advertise the fact that it is permitted to manufacture the Licensed Products.

6)

It will not take any action anticipated to harm or adversely affect Licensor’s rights or related goodwill in the Property, nor will it challenge the validity of or Licensor’s ownership of the Property, either during the term of this Manufacturer’s Agreement or thereafter.

7)

It will not use any name or mark, other than those included in the Property as permitted hereunder, which is identical to or confusingly similar to any name or mark included in the Property in the manufacture, distribution, sale and/or advertisement or any goods or services.

8)

It will not register or use in any country any name or mark identical to or confusingly similar to any name or mark included in the Property.

9)

Upon expiration or termination of the License Agreement, or upon notification by the Licensor, the undersigned manufacturer will immediately cease manufacturing the Licensed Products and deliver to the Licensor or its authorized representative evidence that the Property has been removed from any molds, plates or other devices used to produce the Licensed Products, or in the event removal is not practical or effective, that such molds or plates have been destroyed.

EXHIBIT B

COPYRIGHT ASSIGNMENT

FOR:

THE CAT FANCIERS’ ASSOCIATION MERCHANDISE & PROMOTIONAL ITEMS

This agreement is between Cat Fanciers’ Association, P.O. Box 1005 Manasquan, NJ 10016 (“Licensor”) and the company listed below (“Company”).

At the request of Licensor or 4Kids Entertainment Licensing, Inc. (“4Kids”), 1414 Avenue of the Americas, New York, NY 10019, Company has designed or may design artwork and other materials (hereinafter the “Work(s)”) for one or more of the following items: licensed products, merchandise and promotional items that are owned, licensed to and/or otherwise the property of Licensor.

Company, for good and valuable consideration, the receipt of which is hereby acknowledged, confirms that all copyrights in and to the Works, on a worldwide basis, are the property of Licensor, and does hereby sell, assign and transfer to Licensor all right, title and interest in and to all such copyrights, including all copyrights obtained from Company’s contractors and including any rights of renewal and rights to apply for and secure registrations of such copyrights.  At Licensor’s request and expense, Company will fully cooperate with Licensor and will sign any documents reasonably requested by Licensor which may be necessary to seek, maintain and enforce Licensor’ copyrights in the Works.  In the event Company utilizes any independent contractors (“Contractor(s)”) to work on the Works, such Contractor(s) shall be required to sign documents confirming that Contractors’ assignment is a work made for hire and that all of Contractors’ right, title and interest in and to the Works is owned by Company.

For each Work listed above, this Assignment shall be effective as of the day such Work was completed.